Exhibit 19(a)(5)

Deloitte & Touche LLP 1100 Walnut Steet Unit 3300 Kansas City, Missouri 64106 USA Tel: +1 816 474 6180 www.deloitte.com

August 28, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the text related to the change in independent registered public accounting firm contained within Item 8 of Form N-CSR for the period ended June 30, 2024, expected to be filed by Lincoln Variable Insurance Products Trust during August 2024, and we have the following comments:

1.	We agree with the statements made in paragraphs 8 through 12.
2.	We have no basis on which to agree or disagree with the statements made in the other paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

August 19, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 2049

Re:	LVIP JPMorgan Core Bond Fund

LVIP JPMorgan Mid Cap Value Fund

LVIP Small Cap Core Fund

LVIP JPMorgan U.S. Equity Fund,

(“the Funds”), each a series of Lincoln Variable Insurance Products Trust,

Commission File Number 811-08090

To Whom It May Concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Funds pursuant to Item 304(a) of Regulation S-K in its Form N-CSRS to be filed on or about August 19, 2024, captioned “Changes in and Disagreements with Accountants for Open-End Management Investment Companies.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP
cc:	Mr. James J. Hoffmayer
Treasurer and Chief Accounting Officer
Lincoln Financial Group
150 North Radnor Chester Road
Radnor, Pennsylvania 19087